EXHIBIT 99.1

4350 Executive Drive, Suite 100 San Diego, CA 92121	858-373-1600	www.infosonics.com

Company Contact:	IR Contact:
Jeffrey A. Klausner	Todd Kehrli
Chief Financial Officer	MKR Group, Inc.
(858) 373-1600	(323) 468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS REGAINS COMPLIANCE WITH NASDAQ LISTING RULES

SAN DIEGO, CA, July 8, 2009 – InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America, today announced that on July 7, 2009, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that it has regained compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Global Market under Listing Rule 5450(a)(1) (formerly Marketplace Rule 4450(a)(5)).

The Company's common stock continues to be listed on The NASDAQ Global Market and its ticker symbol of IFON remains unchanged.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America.  For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery.  InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America.  For additional information, please visit www.infosonics.com or www.verykool.net.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share, and rates of return, are based on current management expectations that involve certain risks and uncertainties.  These risks and uncertainties, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition in Latin America and dependency on that region for sales; (2)  competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (3) the ability of the Company to successfully continue to introduce and sell its verykool® products and the related inventory risk of such products (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (6) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (7) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships; (10) termination of a supply or services agreement with a major supplier or product supply shortages; (11) extended general economic downturn; (12) loss of business from one or more significant customers; (13) customer and geographical accounts receivable concentration risk; (14) rapid product improvement and technological change resulting in inventory obsolescence; (15) the loss of a key executive officer or other key employees; (16) changes in consumer demand for multimedia wireless handset products and features; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (18) seasonal buying patterns; (19) uncertain political and economic conditions internationally; (20) terrorist or military actions; (21) the impact, if any, of changes in SFAS 123R as it relates to stock options; and (22) the resolution of any litigation against the company.  Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the period ended March 31, 2009; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.